Exhibit 4.110
1. Date of Agreement
19th November 2018 Vessel's Name: MV XANADU	THE BALTCIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: "SHIPMAN 98" Part I
2. Owners (name, place of registered office and law of registry) (Cl. 1)	3. Managers (name, place of registered office and law of registry) (Cl. 1)

Name	Name
SALACIA MARINE INC.	TMS DRY LTD.
Place of registered office	Place of registered office
Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960
Law of registry	Law of registry
Republic of Marshall Islands	Republic of Marshall Islands
4. Day and year of commencement of Agreement (Cl. 2)
DATE OF DELIVERY OF THE VESSEL UNDER THE BAREBOAT CHARTER BETWEEN SALACIA MARINE INC. AND HARPINA OWNING COMPANY LIMITED
5. Crew Management (state "yes or no" as agreed) (Cl. 3.1)	6. Technical Management (state "yes" or "no" as agreed) (Cl. 3.2)
YES	YES

7. Commercial Management (state "yes or no" as agreed) (Cl. 3.3)	8. Insurance Arrangements (state "yes or "no" as agreed) (Cl. 3.4)
YES	YES

9. Accounting Services (state "yes" or "no" as agreed) (Cl. 3.5)	10. Sale of purchase of the Vessel (state "yes" or "no" as agreed) (Cl. 3.6)
YES	YES

11. Provisions (state "yes" or "no" as agreed) (Cl. 3.7)	12. Bunkering (state "yes" or "no" as agreed) (Cl. 3.8)
YES	YES

13. Chartering Service Period (only to be filed in if "yes" stated in Box 7) (Cl. 3.3(i))	14. Owners' Insurance (state alternative (i), (ii) or (iii) of Cl. 6.3)
Ten Years from date indicated ln Box 4	6.3(ii)

15. Annual Management Fee (state annual amount) (Cl. 8.1)	16. Severance Costs (state alternative (i), (ii) or (iii) of Cl. 8.4(ii))
As per Agreement dated 9th December 2016 as amended and supplemented by a supplemental agreement dated 31st May 2018 between inter alia the Managers and Dryships Inc.	As per applicable Collective Bargaining Agreement (CBA)

17. Day and year of termination of Agreement (Cl. 17)	18. Law and Arbitration (state alternative 19.1, 19.2 or 19.3; if 19.3 place of arbitration must be stated) (Cl. 19)
Ten Years from date indicated in Box 4	19.1

19. Notices (state postal and cable address and telefax number for servicing notice and communication to the Owners) (Cl. 20)	20. Notice (state postal and cable address and telefax number for servicing notice and communication to the Managers) (Cl. 20)
c/o CEFAI & ASSOCIATES 5/2 Merchants Street, Valletta, Malta, Tel: (+356) 21222097 Fax: (+356) 21249950 Email: info@cefaladvocates.com	TMS DRY LTD. Athens Shipmanagement Office 11 Fragkokklisias Street, 151 25Marousi, Greece Tel: +30 210 3440600 Fax: +30 210 3440655 Email: management@tms-dry.com

This document Is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  ln the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART I and PART II as well as Annexes "A" (Details of Vessel), "B" (Details of Crew), “C” ("Budget") and "D" (Associated vessels) attached hereto, shall be performed subject to the conditions contained herein.  In the event of a conflict of conditions, the provisions of PART I and Annexes "A" &. "B", "C" and "D" shall prevail over those of PART II to the extent of such conflict but no further..

Signature(s) (Owners) Adriano Cefai, Director of MARE SERVICES LIMITED Sole Director of SALACIA MARINE INC.	Signature(s) (Managers) Adriano Cefai, Director of MARE SERVICES LIMITED Sole Director of TMS DRY LTD.

/s/ Adriano Cefai	/s/ Adriano Cefai
DR. ADRIANO CEFAI DIRECTOR MARE SERVICES LTD 5/1 MERCHANTS STREET VALLETTA 1171	DR. ADRIANO CEFAI DIRECTOR MARE SERVICES LTD 5/1 MERCHANTS STREET VALLETTA 1171

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  ln the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX "A" (DETAILS OF VESSEL OR VESSELS) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT- CODE NAME:  "SHIPMAN 98"

Date of Agreement:
Name of Vessel(s): M/V	XANADU
Particulars of Vessel(s):	Call Sing IMO No. Flag Built SDWT Grt Nrt	- 9HA4370 - 9724661 - MALTA - 15/02/2017 - 208,827 MT - 107,366 - 67,552

ANNEX "B" (DETAILS OF CREW) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT- CODE NAME:  "SHIPMAN 98"

Date of Agreement:
Details of Crew: N/A

~~Numbers~~	~~Rank~~	~~Nationality~~

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  ln the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX "C" (BUDGET) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT- CODE NAME:  "SHIPMAN 98"

See Box 15 and Clause 9

Managers’ Budget  for the first year with effect from  the Commencement Date of this Agreement:

M/V XANADU

ITEMS	YEARLY (USD) 15/ll-31/l2(47d)	MONTHLY (USD)
1 TOTAL CREW EXPENSES	126,007	81,547
2 STORES	15,463	10,007
3 SPARES	26,085	16,881
4 REPAIR/ MAINTENANCE/ SURVEY	5,828	3,772
5 LUBRICANTS	18,001	11,650
6 SUPT. TRAVEL / COMM. I MISC.	14,476	9,368
7 INSURANCE (H+M, P+I, WAR, LOH)	24,581	15,908
GRAND TOTAL OPERATING COST	230,441	149,133
DAILY AVERAGE (EXCL, DOCKING COST)	4,903
PRE-DELIVERY COST

NOTE:

1.	Prices basis at average of Singapore, Continent & China, otherwise, to be charged at actual
2.	Crew change basis Asia, Australia and Continent ports, otherwise, to be adjusted
3.	Spares costs are for routine maintenance (excluding major items)
4.	Parity Euro / USD at 1,195
5.
The budget for Superintendent expenses is based on 5 visits per year of 4 days per each visit, i.e. 20 Superintendent days.  Any additional attendance will be charged extra by the day at a standard rate of Euro 500 per day

ANNEX "D" (ASSOCIATED VESSELS) TO
THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
STANDARD SHIP MANAGEMENT AGREEMENT- CODE NAME:  "SHIPMAN 98"

NOTE:  PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX "D"
THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 18.1(i) OF THIS
AGREEMENT.

Date of Agreement:
Details of Associated Vessels

This document Is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  ln the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"Shipman 98" Standard Ship Management Agreement

1. Definitions In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.
 for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with
 appropriate flag State requirements.  In the absence of
 applicable flag State requirements the medical certificate shall be dated not more than three months prior to the respective

"Owners" mean the party identified in Box. 2.
"Managers" mean the party identified in Box 3.
"Vessel" means the vessel or vessels details of which are set out in Annex "A" attached hereto.
"Crew" mans the Master, officers and ratings of the numbers, rank and nationality specified in Annex “B” hereto.
"Crew Support Costs" means all expenses of a general nature
which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the
generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, recruitment and interviews.
"Severance Costs" means the costs which the employers are
legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel.
"Crew Insurances" means insurances against crew risks which
shall include but not be limited to death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects.
"Management Services" means the services specified in sub-
clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.
"ISM Code" means the International Management Code for the
Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution
A.741(18) or any subsequent amendment thereto.
"STCW 95" means the International Convention on Standards
of Training, Certification and Watchkeeping for Seafarers, 1978,
as amended in 1995 or any subsequent amendment thereto.

2.   Appointment of Mangers
With effect from the day and year stated in Box 4 and continuing unless and until terminated as provided herein, the Owners
hereby appoint the Managers and the Managers hereby agree
to act as the Managers of the Vessel.

3.   Basis of Agreement
Subject to terms and conditions herein provided, during the
period of this Agreement, the Managers shall carry out
Management Services in respect of the Vessel as agents for
and on behalf of the Owners.  The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management
practice.

3.1. Crew Management
(only applicable if agreed according to Box 5)
The Managers shall provide suitably qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95
requirements, provision of which includes but it is not limited to the following functions:
(i)    selecting and engaging the Vessel's Crew, including payroll arrangements, pension administration, and insurances for
 the Crew other than those mentioned in Clause 6;
(ii)   ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and
 employment regulations including Crew's tax, social
 insurance, discipline and other requirements;
(iii)  ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit

 Crew members leaving their country of domicile and
 maintained for the duration of their service on board the Vessel;
(iv)  ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;
(v)    arranging transportation of the Crew, including repatriation;
(vi)   training the Crew and supervising their efficiency;
(vii)  conducting union negotiations;
(viii) operating the Managers' drug and alcohol policy unless otherwise agreed.

3.2   Technical Management
(only applicable if agreed according to Box 6)
The Managers sl1all provide technical management which
includes, but is not limited to, the following functions:
(i)   provision of competent personnel to supervise the
maintenance and general efficiency of the Vessel;
(ii)  arrangement and supervision of dry dockings, repairs,
alterations and the upkeep of the Vessel to the standards
required by the Owners provided that the Managers shall
be entitled to incur the necessary expenditure to ensure
that the Vessel will comply with the law of the flag of the
Vessel and of the places where she trades, and all
requirements and recommendations of the classification
society;
(iii)  arrangement of the supply of necessary stores, spares and lubricating oil;
(iv)  appointment of surveyors and technical consultants as the
 Managers may consider from time to time to be necessary;
(v)   development, implementation and maintenance of a Safety
 Management System (SMS) in accordance with the ISM
 Code (see sub-clauses 4.2 and 5.3).
(vi)  supervision of vessels under construction at the specific request of the Owners and after approval by the Owner of
 the relevant budget submitted by the Managers.

3.3   Commercial Management
(only applicable if agreed according to Box 7)
The Managers shall provide the commercial operation of the
Vessel, as required by the Owners, which includes, but is not limited to, the following functions:
(i)   providing chartering services in accordance with the Owners'
instructions which include, but are not limited to, seeking
and negotiating employment for the Vessel and the conclusion
(including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel.  If such a contract exceeds the period stated in Box 13, consent thereto in writing shall first be obtained from the Owners.
(ii)   arranging of the proper payment to Owners or their nominees of all hire and/or freight revenues or other moneys of
whatsoever nature to which Owners may be entitled arising
out of the employment of or otherwise in connection with the
Vessel.
(iii) providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or despatch moneys due from
or due to the charterers of the Vessel;
(iv)  issuing of voyage instructions;
(v)   appointing agents;
(vi)  appointing stevedores;
(vii) arranging surveys associated with the commercial operation of the Vessel.

3.4 Insurance Arrangements’
(only applicable if agreed according to Box 8)
The Managers shall arrange insurances in accordance with

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  ln the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"Shipman 98" Standard Ship Management Agreement

Clause 6, on such terms and conditions as the Owners shall
have instructed or agreed, in particular regarding conditions, insured values, deductibles and franchises.

3.5   Accounting Services
(only applicable if agreed according to Box 9)
The Managers shall:
(i)   establish an accounting system which meets the reasonable
       requirements of the Owners and provide regular accounting
       services, supply regular reports and records.
(ii)  maintain the records of all costs and expenditure incurred as well as data necessary or proper for the settlement of
       accounts between the parties.

3.6   Sale or Purchase of the Vessel
(only applicable if agreed according to Box 10)
The Managers shall, in accordance with the Owners’ instructions, supervise the sale or purchase of the Vessel, including the
performance of any sale or purchase agreement, ~~but not~~
negotiation of the same.

3.7   Provisions (only applicable if agreed according to Box 11)
The Managers shall arrange for the supply of provisions.

3.8   Bunkering (only applicable if agreed according to Box 12)
The Managers shall arrange for the provision of bunker fuel of the quality specified by the Owners as required for the Vessel’s trade.

4.   Managers’ Obligations
4.1   The Managers undertake to use their best endeavours
~~endeavour~~ to
provide the agreed Management Services as agents for and on
behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.
Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing
circumstances the Managers in their absolute discretion consider to be fair and reasonable.
4.2   Where the Managers are providing Technical Management
in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the “Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

5.   Owners’ Obligations
5.1   The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.
5.2   Where the Managers are providing Technical Management
in accordance with sub-clause 3.2, the Owners shall:
(i)   procure that all officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95;
(ii)  instruct such officers and ratings to obey all reasonable orders of the Managers in connection with the operation of the
       Managers’ safety management system.
5.3   Where the Managers are not providing Technical Management
in accordance with sub-clause 3.2, the Owners shall procure that the requirements of the law of the flag of the Vessel are satisfied and that they, or such other entity as may be appointed by them and identified to the Managers, shall be deemed to be the
“Company” as defined by the ISM Code assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

6.   Insurance Policies
The Owners shall procure, whether by instructing the Managers under sub-clause 3.4 or otherwise, that throughout the period of this Agreement:
6.1   at the Owners’ expense, the Vessel is insured for not less than her sound market value or entered for her full gross tonnage, as the case may be for:
(i)     usual hull and machinery marine risks (including crew
         negligence) and excess liabilities;
(ii)    protection and indemnity risks (including pollution risks and
         Crew Insurances); and
(iii)   war risks (including protection and indemnity and crew risks)
         in accordance with the best practice of prudent owners of
         vessels of a similar type to the Vessel, with first class insurance companies underwriters or associations; (“the Owners’
         Insurances”);
(vi)   Freight, Demurrage and Defense Insurance
(v)    Certificate of Financial Responsibility
(vi)   Crew Personal Accident and Sundries insurance cover
(vii)  Any other insurance required by law
(viii) Any Insurance that can be arranged and not Included in the above but is requested by the Owners in writing
6.2   all premiums deductibles, supplementary calls and/or excess supplementary calls and release calls on the Owners' insurances are paid
promptly by their due date.
6.3   the Owners’ Insurances name the Managers and, subject
to underwriters’ agreement, any third party designated by the
Managers as a joint assured, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in sub-clause 6.1:
~~(i)    on terms whereby the Managers and any such third party~~
        ~~are liable in respect of premiums or calls arising in connection~~
        ~~with the Owners’ Insurances; or~~
(ii)   if reasonably obtainable, on terms such that neither the
        Managers nor any such third party shall be under any
        liability in respect of premiums or calls arising in connection with the Owners’ Insurances; or
(iii)  on such other terms as may be agreed in writing.
Indicate alternative (i), (ii) or (iii) in Box 14.  If Box 14 is left blank then (i) applies.
6.4   written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under
Clause 6 within a reasonable time of the commencement of
the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.

7.   Income Collected and Expenses Paid on Behalf of Owners
7.1   All moneys collected by the Managers under the terms of
this Agreement (other than moneys payable by the Owners to
the Managers) and any interest thereon shall be held to the
credit of the Owners in a separate bank account.
7.2   All expenses incurred by the Managers under the terms
of this Agreement on behalf of the Owners (including expenses as provided in Clause 8) may be debited against ~~the Owners~~
~~in~~ the account referred to under sub-clause 7.1 but shall in any event remain payable by the Owners to the Managers on
demand.

8.   Management Fee
8.1(a)   The Owners shall pay to the Managers for their services
as Managers under this Agreement ~~an annual~~ a daily management fee as stated in Box 15 which shall be payable to equal
monthly installments in advance, the first installment being payable on the commencement of this Agreement (see Clause
2 and Box 4) and subsequent installments being payable every month.

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  ln the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"Shipman 98" Standard Ship Management Agreement

8.1(b)   The Owners shall place with the Manager for the duration
of this Agreement an amount equal to three months of
management fee stated in Box 15 as security.

Upon termination of this Agreement, all moneys remaining
within the security or any portion thereof, if the amounts due to the Manager pursuant with the obligations set forth in the
management agreement and their addenda (if any) is less than the security amount paid as per above shall be returned to the
Owner subject to the terms and conditions of this agreement.  It is being understood that in event of default from the part of the
Owner is forfeited in favor of the Manager without prejudice to any rights which the Manager may have against the Owner in
law or in equity.
8.2   The management fee shall be to ~~an annual~~ a review
~~on the anniversary date of the Agreement and~~ for each calendar year and will be automatically adjusted to the Greek CPI index for the previous year.  It is understood that any such increase will not be less than 3% and not more than 5%.  The proposed fee shall be presented in the ~~annual~~ budget referred to in sub-
~~clause 9.1~~ clause 9.1
8.3   The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery.  Without limited the generality of Clause 7 the Owners shall reimburse the Managers for postage and communication
expenses, traveling expenses, and other out of pocket
expenses properly incurred by the Managers in pursuance of
the Management Services.
8.4   In the event of the appointment of the Managers being
terminated for any reason other than Clause 18.2 ~~by the Owners~~
~~or the Managers in accordance with~~
~~the provisions of Clauses 17 and 18 other than by reason of~~
~~default by the Managers, or if the Vessel is lost, sold or otherwise~~
~~disposed of,~~ the “management fee” shall be payable to the
Managers
~~according to the provisions of sub-clause 8.1, shall continue to~~
~~be payable~~ for a further period of three calendar months as from the termination date.  In addition, provided that the
Managers provide Crew for the Vessel in accordance with sub-
clause 3.1;
(i)  the Owners shall continue to pay Crew Support Costs during the said further period of three (3) calendar months and
(ii) the Owners shall pay an equitable proportion of any
      Severance Costs which may materialize, not exceeding
      the amount stated in Box 16.
8.5   If the Owners decide to lay-up the Vessel whilst this
Agreement remains in force and such lay-up lasts for more
than three months, an appropriate reduction of the management fee for the period exceeding three months until one month
before the Vessel is again put into service shall be mutually agreed between the parties.
8.6   Unless otherwise agreed in writing all discounts and
commissions obtained by the Managers in the course of the
management of the Vessel shall be credited to the Owners.  For the avoidance of any doubt, it is understood that insurance is
charged on a gross rate basis.
8.7   In case of vessels under construction, no management fee
will be charged by the Managers until the vessel's delivery to the Owners.  However, in case Owners instruct the Managers to supervise vessels under construction as per Clause 3.2(vi) then the Managers will be due an upfront fee equal to 10% of the
budget approved by the Owners.  Such fee, will be payable in
USD.  For the avoidance of any doubt the rest of the paragraphs of Clause 8 to remain in force.

9.   Budgets and Management of Funds
9.1   On or before November 30 of each calendar year ~~The~~
Managers shall present to the Owners ~~annually~~ a
budget (see Annex “C”) for the ~~following twelve months~~ next calendar year in such form as the
Owners reasonably require.  ~~The budget for the first year hereof is~~
~~set out~~
~~in Annex “C” hereto.  Subsequent annual budgets shall be~~
~~prepared by the Managers and submitted to the Owners not~~

~~less than three months before the anniversary date of~~
~~the commencement of this Agreement (see Clause 2 and Box 4).~~
9.2   The Owners shall indicate to the Managers their acceptance and approval of the ~~annual~~ budget within one month of
presentation and in the absence of any such indication the
Managers shall be entitled to assume that the Owners have
accepted the proposed budget.
9.3   The Owner shall place with the Manager for the duration of this Agreement an amount equal to three months running
expenses as working capital reserve.  For calculation purposes the reserve will be based on the agreed budgeted daily average cost as per the respective management agreement.  Upon
termination of this Agreement all moneys remaining within the working capital reserve shall be returned to the Owner subject to the terms and conditions of this agreement.  ~~Following the~~
~~agreement of the budget, the Managers shall~~
~~prepare and present to the Owners their estimate of the working~~
~~capital requirement of the Vessel and the Managers shall each~~
~~month update this estimate, based thereon, the Managers shall~~
~~each month request the Owners in writing for the funds required~~
~~to run the Vessel for the ensuing month, including the payment~~
~~of any occasional or extraordinary item of expenditure, such as~~
~~emergency repair costs, additional insurance premiums, bunkers~~
~~or provisions.  Such funds shall be received by the Managers~~
~~within ten running days after the receipt by the Owners of the~~
~~Managers’ written request and shall be held to the credit of the~~
~~Owners in a separate bank account.~~
9.4   The Managers shall produce a comparison between
budgeted and actual income and expenditure of the Vessel in
such form as required by the Owners ~~monthly~~ on a yearly basis or at such other
intervals as mutually agreed.
9.5   Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the
Management Services.

10. Managers’ Right to Sub-Contract
The Managers shall ~~not~~ have the right to sub-contract any of their obligations hereunder, including those mentioned in sub-
clause 3.1, ~~without the prior written consent of the Owners which~~
~~shall not be unreasonably withheld~~.  In the event of such a sub-
contract the Managers shall remain fully liable for the due
performance of their obligations under this Agreement.

11. Responsibilities
11.1   Force Majeure - Neither the Owners nor the Managers
shall be under any liability for any failure to perform any of their obligations thereunder by reason of any cause whatsoever of
any nature or kind beyond their reasonable control.  For the avoidance of any doubt financial force majeure does not apply.
11.2   Liability to Owners – (i) Without prejudice to sub-clause
11.1, the Managers shall be under no liability whatsoever to the
Owners for any loss, damage, delay or expense of whatsoever
nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of
performance of the Management Services UNLESS same is
proved to have resulted solely from the negligence, gross
negligence or willful default of the Managers or their employees, or agents or sub-contractors employed by them in connection
with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or
omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense
would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.
(i)  Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  ln the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"Shipman 98" Standard Ship Management Agreement

actions of the Crew, even if such actions are negligent, grossly negligent or willful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3.1, in which case their liability shall be limited in accordance with the terms of this Clause 11.
11.3   Indemnity – Except to the extent and solely for the amount therein set out that the Managers would be liable under sub-
clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified
and to hold them harmless against all actions, proceedings,
claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the
Agreement, and against and in respect of all costs, losses,
damages and expenses (including legal costs and expenses on
a full indemnity basis) which the Managers may suffer or incur
(either directly or indirectly) in the course of the performance of this Agreement.
11.4   “Himalaya” - It is hereby expressly agreed that no
employee or agent of the Managers (including every sub-
contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his party while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting
as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be
acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this
Agreement.

12.   Documentation
Where the Managers are providing Technical Management in
accordance with sub-clause 3.2 and/or Crew Management in
accordance with sub-clause 3.1, they shall make available,
upon Owners’ request, all documentation and records related
to the Safety Management System (SMS) and/or the Crew
which the Owners need in order to demonstrate compliance
with the ISM Code and STCW 95 or to defend a claim against
a third party.

13.   General Administration
13.1   The Managers shall handle and settle all claims arising
out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties.
13.2   The Managers shall, as instructed by the Owners, bring
or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.
13.3   The Managers shall also have power to obtain legal or
technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters
affecting the interests of the Owners in respect of the Vessel.
13.4   The Owners shall arrange for the provision of any
necessary guarantee bond or other security.
13.5   Any costs reasonably incurred by the Managers in
carrying out their obligations according to Clause 13 shall
be reimbursed by the Owners.

14.   Auditing
The Managers shall at all times maintain and keep true and
correct accounts in accordance with sound accounting practice and an adequate and effective system of internal controls and procedures and shall make the same available for permit the
inspection
and auditing by the Owners and their Auditors at such times as may be mutually
agreed.  On the termination, for whatever reasons, of this
Agreement the Managers shall release to the Owners, if so
requested, the originals when possible, or otherwise certified copies, of all such accounts and all documents specifically relating to the Vessel and her operation.

15.   Inspection of Vessel
The Owners shall have the right at any time after giving
reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary.

16.   Compliance with Laws and Regulations
The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and
regulations of the Vessel’s flag, or of the places where she trades.

17.   Duration of the Agreement
This Agreement shall come into effect on the day and year stated
in Box 4 and shall continue until the date stated in Box 17.
Thereafter it shall automatically renew for a five-year period and shall thereafter be extended in additional five-year increments if notice of termination is not provided by the Owners in the fourth quarter of the year immediately preceding the end of the
respective term.  ~~continue until terminated by either party giving~~
~~to the other notice in writing, in which event the Agreement shall~~
~~terminate upon the expiration of a period of two months from the~~
~~date upon which such notice was given.~~

18.   Termination
18.1   Owners’ default
(i)    The Managers shall be entitled to terminate the Agreement
        with immediate effect by notice in writing if any moneys
        payable by the Owners under this Agreement and/or the
        owners of any associated vessel, details of which are listed in Annex “D”, shall not have been received in the Managers’
        nominated account within ten running days of receipt by
        the Owners of the Managers written request or if the Vessel is repossessed by the Mortgagees.
(ii)   If the Owners:
(a)   fail to meet their obligations under sub-clauses 5.2
and 5.3 of this Agreement for any reason within their
control, or
(b)   proceed with the employment of or continue to employ
the Vessel in the carriage of contraband, blockade
running, or in an unlawful trade, or on a voyage which
in the reasonable opinion of the Managers is unduly
hazardous or improper,
the Managers may give notice of the default to the Owners,
requiring them to remedy it as soon as practically possible.
In the event that the Owners fail to remedy it within a
reasonable time to the satisfaction of the Managers, the
Managers shall be entitled to terminate the Agreement
with immediate effect by notice in writing.
18.2   Managers’ Default
If the Managers fail to meet their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the
Managers, the Owners may give notice to the Managers of the
default, requiring them to remedy it as soon as practically
possible.  In the event that the Managers fail to remedy it within a reasonable time to the satisfaction of the Owners the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  ln the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"Shipman 98" Standard Ship Management Agreement

18.3   Extraordinary Termination
This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total
loss or is requisitioned.
18.4   For the purpose of sub-clause 18.3 hereof
(i)   the date upon which the Vessel is to be treated as having
       been sold or otherwise disposed or shall be the date on
       which the Owners cease to be registered as Owners of
       the Vessel;
(ii)  the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has
       been reached with her underwriters in respect of her
       constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is
       adjudged by a competent tribunal that a constructive loss
       of the Vessel has occurred.
18.5   This Agreement shall terminate forthwith in the event of
an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or it if suspends payment, ceases to carry on business or makes any special arrangement or composition
with its creditors.
18.6   The termination of this Agreement shall be without
prejudice to all rights accrued due between the parties prior to the date of termination.
18.7   Termination After Change of Control
This Agreement will terminate automatically immediately after a change of control (as defined below) of the Owners and/or
the Owners ultimate parent.  Upon such termination, the Owners will be required to pay the Manager the Termination Payment in a single Installment.
For the purpose of this Agreement "Change of Control" means
the occurrence of any of the following:
(i)   The acquisition by any individual, entity or group of
beneficial ownership of fifty (50) percent (%) or more of either
(A)  the then-outstanding shares of stock of the Owner and/or the Owners ultimate parent or (B) the combined voting power of the then-outstanding voting securities of the Owner and/or the
Owners ultimate parent entitled to vote generally in the election of directors;
(ii)   The consummation of a reorganization, merger or
consolidation of Owner and/or the Owners. ultimate parent or the sale or other disposition of all or substantially all of the assets of Owner and/or Owners ultimate parent.
(iii)   The approval by the shareholders of Owner and/or the
Owners ultimate parent of a complete liquidation or dissolution of Owner and/or the Owners ultimate parent.

Further, for the purpose of this Agreement "Termination
Payment" means a payment to be received by the Manager in
the event of a Change of Control.  Such payment shall be equal to the estimated remaining fees payable to the Manager under the then current term of the agreement but in any case shall not be less than for a period of 36 months and not more than a
period of 48 months.

19.   Law and Arbitration
19.1   This Agreement shall be governed by and construed in
accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or
any statutory modification to re-enactment thereof save to
the extent necessary to give effect to the provisions of this
Clause.
The arbitration shall be conducted in accordance with the
London Maritime Arbitrators Association (LMAA) Terms
current at the time when the arbitration proceedings are
commenced.
The reference shall be to three arbitrators.  A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other

party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified.  If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole
arbitrator and shall advise the other party accordingly.  The award of a sole arbitrator shall be binding on both parties
as if he had been appointed by agreement.
Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.
In cases where neither the claim nor any counterclaim
exceeds the sum of USD50,000 (or such other sum as the
parties may agree) the arbitration shall be conducted in
accordance with the LMAA Small Claims Procedure current
at the time when the arbitration proceedings are commenced.
19.2   This Agreement shall be governed by and construed
in accordance with Title 9 of the United States Code and
the Maritime Law of the United States and any dispute
arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed
by each of the parties hereto, and the third by the two so
chosen; their decision that of any two of them shall be
final, and for the purposes of enforcing any award,
judgment may be entered on an award by any court of
competent jurisdiction.  The proceedings shall be conducted
in accordance with the rules of the Society of Maritime
Arbitrators, Inc.
In cases where neither the claim nor any counterclaim
exceeds the sum of USD50,000 (or such other sum as the
parties may agree) the arbitration shall be conducted in
accordance with the Shortened Arbitration Procedure of the
Society of Maritime Arbitrators, Inc, current at the time when the arbitration proceedings are commenced.
19.3   This Agreement shall be governed by and construed
in accordance with the laws of the place mutually agreed by
the parties and any dispute arising out of or in connection
with this Agreement shall be referred to arbitration at a
mutually agreed place, subject to the procedures applicable
there.
19.4   If Box 18 in Part I is not appropriately filled in, sub-
clause 19.1 of this Clause shall apply.

Note:  19.1, 19.2 and 19.3 are alternatives; indicate
alternative agreed in Box 18.

20.   Notices
20.1   Any notice to be given by either party to the other
party shall be in writing and may be sent by fax, telex,
registered or recorded mail or by personal service.
20.2   The address of the Parties for service of such
communication shall be as stated in Boxes 19 and 20,
respectively.

21.   Other Fees
21.1   Incentive Fee
At their sole discretion the Owners on an annual basis in order to provide the Managers with a performance incentive, may
make a payment to the Managers of an incentive fee in addition to the management fee,
21.2   Chartering
One and a quarter per cent (1.25%) of all monies earned by the
Vessel.  Such fee will be payable in USD.  For the avoidance of any doubt and regardless of Clause 8.5, chartering commissions shall survive the termination of this agreement under all
circumstances until the termination of the charter party in force at the time or termination of any other employment arranged

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  ln the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"Shipman 98" Standard Ship Management Agreement

previous to the termination date. 21.3 Sale and Purchase One percent (1%) of any sale of the Vessel including 1% for the construction. Such fee will be payable in USD.

This document Is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  ln the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.